UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 22, 2010 (March 16, 2010)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52013	20-0640002
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)
5 Penn Plaza (4th Floor), New York, New York 10001
(Address of Principal Executive Offices, Including Zip Code)
(212) 246-6700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Robert Giardina as President and Chief Executive Officer
     On March 17, 2010, Town Sports International Holdings, Inc. (the “Company” or “TSI”) announced that effective March 16, 2010 Robert Giardina has been elected by the Board of Directors to replace Alexander Alimanestianu as President and Chief Executive Officer of the Company. Effective March 19, 2010, Mr. Alimanestianu resigned from the Company’s Board of Directors and, concurrently therewith, the Board of Directors elected Mr. Giardina to the Board of Directors to fill the vacancy.
     Robert Giardina, 52 years old, was employed as the Chief Executive Officer of JTL Enterprises from September 2009 until March 2010. Mr. Giardina originally joined the Company in 1981 and served as President and Chief Operating Officer from 1992 to 2001, and as Chief Executive Officer from January 2002 through October 2007, and was a member of the Company’s Board of Directors from March 2006 until March 2008.
     In connection with Mr. Giardina’s appointment to the position of President and Chief Executive Officer, on March 18, 2010, the Company and Mr. Giardina entered into a letter agreement providing for payment to Mr. Giardina of an annual base salary equal to $505,000 and eligibility to participate in the Company’s annual management incentive compensation plan at a target payout of 75% of annual base salary, subject to attainment of Company and individual performance objectives. Mr. Giardina is also entitled to a payment upon the signing of the letter agreement of $18,000 (after taxes) and payments of $33,333 on April 15, 2010, $33,333 on May 17, 2010 and $33,334 on June 15, 2010, so long as he remains employed by the Company on such dates. Mr. Giardina will be entitled to participate in the Company’s executive benefit program.
     Mr. Giardina has also entered into an executive severance agreement with the Company, identical to the severance agreements of other executives of the Company. The severance agreement provides that, if Mr. Giardina’s employment is terminated either by (1) the Company without cause (as such term is defined in the severance agreement) or (2) Mr. Giardina due to a “constructive termination” (including a material diminution in his authority, duties, responsibilities or reporting relationship, except as part of an organizational change; a change in the location at which Mr. Giardina primarily performs services for the Company of more than 50 miles; or a material reduction in Mr. Giardina’s base pay or incentive cash compensation), within a period of six months following a change in control (as such term is defined in the severance agreement), then Mr. Giardina will receive the following severance: (a) an amount equal to one year of base salary, payable in twelve equal monthly installments; (b) a pro rata annual bonus for the fiscal year in which the termination occurred, assuming the approved bonus targets had been met (which bonus will be payable at such time as bonuses are paid to the Company’s employees generally); (c) the continuation of health and dental coverage for up to one year, with the Company continuing to pay the same portion of the premiums as it does for current employees;

and (d) continuation of Passport Membership at the Company’s fitness clubs for Mr. Giardina and his immediate family at no cost to Mr. Giardina for a period of one year. The foregoing severance is subject to (1) a covenant by the executive officer not to compete with the Company or its subsidiaries for a period of one year following the termination date; (2) a covenant not to solicit the employees, consultants, customers or suppliers of the Company and its subsidiaries for the one-year period following the termination date; (3) a covenant not to disclose confidential information at all times following the termination date and (4) the execution of a release of claims against the Company.
Departure of Alexander Alimanestianu
     In connection with Mr. Alimanestianu’s departure from the Company, Mr. Alimanestianu and the Company entered into a separation agreement providing for severance payments to Mr. Alimanestianu consisting of an amount equal to his base salary payments at his current rate for a period of one year (the “Severance Period”), payable in accordance with the Company’s current payroll practices, health insurance payments equal to the amount the Company would have paid in respect of Mr. Alimanestianu’s health insurance coverage during the Severance Period, plus an additional payment of up to $5,000 in respect of the portion of health insurance premiums payable by Mr. Alimanestianu during such period. Mr. Alimanestianu will also receive up to a $5,000 reimbursement in respect of legal fees and a $30,000 payment to be applied to job search costs, including outplacement services. Mr. Alimanestianu and members of his immediate family will be provided with lifetime Premium Passport Memberships to the Company’s fitness clubs. Mr. Alimanestianu has agreed to a non-solicitation and non-competition covenant for a period of one year and a release of claims against the Company and its affiliates.
Election of Chairman of the Board
     On March 16, 2010, the Board of Directors elected Thomas Galligan to succeed Jason Fish as the Chairman of the Board of Directors. Mr. Fish has indicated that he will continue to serve on the Board of Directors until the 2010 Annual Meeting of Shareholders on May 13, 2010, at which point he will not stand for re-election.
A copy of the Company’s press release announcing Mr. Giardina’s appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
99.1	Company’s Press Release, dated March 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)
Date: March 22, 2010	By:	/s/ David M. Kastin
David M. Kastin
Senior Vice President – General Counsel and Corporate Secretary

EXHIBIT INDEX
99.1	Company’s Press Release, dated March 17, 2010